Exhibit 99.1

LIBERATE TECHNOLOGIES

CORPORATE GOVERNANCE COMMITTEE CHARTER

                This Corporate Governance Committee Charter was adopted by the Board of Directors (the “Board”) of Liberate Technologies (“Liberate”) on April 3, 2003.

I.                                         PURPOSE

                The purpose of the Corporate Governance Committee (the “Committee”) is to:

•                  Identify and nominate potential candidates for membership on the Board and make recommendations regarding overall Board composition;

•                  Assist the Board in succession planning for executive officers;

•                  Oversee compliance with Liberate’s Code of Business Conduct and Code of Financial Conduct; and

•                  Recommend performance criteria and conduct evaluations of Board performance.

II.                                     ORGANIZATION AND MEMBERSHIP

The Committee will consist of at least two members.  Each member will satisfy the independence requirements of the SEC and the Nasdaq Stock Market (or its successor) or such other market or exchange on which Liberate’s securities are listed or quoted.  Members of the Committee, and the Chair of the Committee, will be appointed and replaced by the Board.

III.                                 RESPONSIBILITIES AND AUTHORITY

                The responsibilities and authority of the Committee are to:

1.               Consider and make recommendations to the Board concerning the appropriate size and needs of the Board and the size and membership composition of the Board committees;

2.               Meet with each prospective new Board member prior to his or her nomination to the Board and recommend to the Board directors for appointment and nomination for shareholder election, in compliance with the selection criteria outlined below;

3.               Oversee and provide criteria for the Board’s annual review of the performance of Directors (which criteria will include that nature and amount of individual Directors’ participation in Board and committee affairs, as well as whether the Board collectively has the necessary diversity of skills, backgrounds and experience to meet Liberate’s ongoing needs);

4.               Review Liberate’s management and make appropriate recommendations for improving performance;

5.               Review periodically with the Chairman of the Board and the Chief Executive Officer the succession plans relating to positions held by executive officers, and make recommendations to the Board with respect to the selection of individuals to occupy those positions;

6.               Consider other policies relating to the Board and Directors; and

7.               Periodically report to the Board on findings and actions.

IV.                                BOARD MEMBER SELECTION CRITERIA

Non-employee Board member candidates must meet the independence requirements of the Nasdaq Stock Market or such other market or exchange on which Liberate’s securities are listed or quoted.  The Committee will nominate candidates for consideration by the Board on the basis of their character, judgment, business and financial experience and acumen, board experience, and willingness to devote the necessary time to Board affairs.

                The Committee has the sole authority to retain and terminate search firms to be used to identify director candidates.

V.                                    MEETINGS AND PROCEDURES

                The Committee will hold meetings as and when the Committee deems it appropriate to do so and may take action by unanimous written consent.  The Committee will have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors, which advisors will report directly to the Committee.

Minutes will be kept of each meeting of the Committee and will be provided to each member of the Board upon request.  The Committee will, to the extent deemed appropriate, record its summaries of recommendations to the Board in written form that will be incorporated as part of the minutes of the Board of Directors.

                This Charter will be filed with the SEC as part of Liberate’s annual proxy statement and will also be available on Liberate’s website.